Exhibit 26(b)
               SAVANNAH ELECTRIC AND POWER COMPANY
                  _____________________________

                       TERMS AND CONDITIONS

            Relating to Proposals for the Purchase of
             First Mortgage Bonds and Preferred Stock


                                                     May 10, 1995

     SAVANNAH ELECTRIC AND POWER COMPANY (the "Company") hereby invites proposals, subject to the terms and conditions hereof, for the purchase from it of its First Mortgage Bonds, to mature on a date or dates to be determined as provided in Section 4 hereof, and Preferred Stock (which may have a par value of up to $100 per share) aggregating up to $65,000,000 in principal amount or par value, as the case may be. Such First Mortgage Bonds and such Preferred Stock (collectively, the "Securities") each may be issued and sold by the Company in one or more series. As used herein, the terms "Bonds" and "Stock" mean, respectively, the First Mortgage Bonds or Preferred Stock of each series. A brief summary of the terms of the Securities is contained in the Registration Statement and Prospectus referred to below.

           1.  INFORMATION RESPECTING THE COMPANY AND
                          THE SECURITIES

     Prospective bidders may examine, at the office of Southern
Company Services, Inc., One Wall Street, 42nd Floor, New York,
N.Y.  10005, at any time during business hours, the following:

     (a) the form of proposed Supplemental Indenture, between the Company and NationsBank of Georgia, National Association,
Atlanta, Georgia, as Trustee, under which the Bonds are to be issued and secured;

     (b) the form of proposed amendment to the Company's Charter creating the Stock;

     (c) the Registration Statement (including exhibits) with respect to the Securities, in the form in which it has become effective, and the related Prospectus (including the documents incorporated therein by reference pursuant to Item 12 of Form S-3);

     (d) the separate forms of proposal, to be used by bidders in offering to purchase the Bonds and the Stock (each a "Form of Proposal"), which include the forms of contract for the purchase of the Bonds and the Stock (each a "Purchase Contract");





     (e) the form of questionnaire, to be used by prospective bidders in furnishing information to the Company and the Trustee and, in the case of a group of bidders, in designating the Representative of the members of such group, referred to in
Section 2 hereof;

     (f) the order or orders of the Georgia Public Service
Commission with respect to the issuance of the Securities; and

     (g) memoranda by Dewey Ballantine (referred to in Section 9 hereof) with respect to the necessity for the qualification of the Securities for sale under the securities or "blue sky" laws of various jurisdictions.

     Copies of said documents in reasonable quantities (except certain exhibits to the Registration Statement) will be supplied on request, so long as available, to prospective bidders. The Company reserves the right to amend or supplement such Registration Statement and Prospectus (including the documents incorporated therein by reference pursuant to Item 12 of Form S-3) and to make changes in the form of any documents relating to the issuance of the Securities. The Company will furnish copies of such amendments, supplements or changes and of any filing pursuant to Section 13 or 14 of the Securities Exchange Act of 1934 to Dewey Ballantine (referred to in Section 9 hereof) and, on request, to any prospective bidder who shall have furnished a questionnaire to the Company as provided in Section 2 hereof, or to the Representative of any group of prospective bidders designated as provided in Section 2 hereof.

              2.  INFORMATION RESPECTING THE BIDDERS
                   TO BE FURNISHED THE COMPANY

     No proposal will be considered unless the bidder (or, in the case of a group of bidders, each bidder) shall have furnished to the Company in triplicate, at the office of Southern Company Services, Inc., One Wall Street, 42nd Floor, New York, N.Y. 10005, not less than two hours prior to the time for submission of proposals, the form of questionnaire referred to above, properly filled out and signed. The Company, however, reserves the right to waive any irregularity in any questionnaire and to extend, either generally or in specific instances, the time for furnishing questionnaires and to permit the furnishing of information required by the form of questionnaire by telegram or other means of communication satisfactory to it. Notwithstanding the furnishing of such questionnaires to the Company, any prospective bidder or group of prospective bidders may thereafter determine not to bid, or any of the several members of a group may withdraw therefrom and may thereafter determine not to bid or








determine to bid as a member of some other group. One or more additional members may be included in a group, with the consent of the Company, after the time (or any extended time) for furnishing questionnaires, if the information required by the form of questionnaire as to each such additional member is furnished to the Company, at or before the time fixed by the Company for such purpose, by means of a questionnaire properly filled out and signed or by such other means as the Company may have approved for such purpose.

     In the case of a proposal by a group of bidders, the several bidders in the group shall act through a duly authorized representative or representatives (the "Representative"), who may be included in such group, and who shall be designated by each member of such group in, or in the manner authorized by, the form of questionnaire furnished by such member. In case the Representative so designated consists of two or more persons, the Company shall be entitled to assume in all matters contemplated hereby that any one of such persons is fully authorized to act on behalf of the Representative.

                    3.  CONTENTS OF PROPOSALS

     Each proposal must be for the purchase of all the Bonds or Stock, as the case may be, designated by the Company as provided in Section 4 hereof and may be made by a single bidder or by a group of bidders. In case the proposal of a group of bidders is accepted in writing by the Company, the obligations of the members of the group shall be several, and not joint, to purchase the respective principal amounts of the Bonds or numbers of shares of Stock, as the case may be, indicated in the proposal. No bidder (including in such term for the purpose of this restriction any and all affiliates of a specified bidder) may submit or participate in more than one proposal for the purchase of a particular series of the Securities.

     Each proposal for the purchase of Bonds shall specify the interest rate (which shall be an integral multiple of .01% or 1/8 of 1%) and the price (exclusive of accrued interest) to be paid to the Company for the Bonds (which shall not be less than 98%, nor more than 101 3/4%, of the principal amount of the Bonds proposed to be purchased). Accrued interest from the first day of the calendar month during which the Bonds are issued to the date of payment and delivery also will be paid to the Company by the purchaser or purchasers.

     Each proposal for the purchase of Stock shall specify (a) the annual dividend rate (which shall be an integral multiple of .01%) or, if the Company shall have given notice as provided in








Section 4 hereof that the Stock will have an adjustable dividend rate, the Applicable Rate Adjustment (hereinafter defined), (b) the price to be paid to the Company for the Stock (which shall be not less than 100% nor more than 102% of the par value per share), which shall also be the price (exclusive of accrued dividends, if any) at which the Stock shall be initially offered to the public, and (c) the amount per share to be paid by the Company as compensation to the Representative for the accounts of the respective purchasers under the Purchase Contract for their services in purchasing and making a public offering of the Stock. The "Applicable Rate Adjustment" (which shall be an integral multiple of .01%) is the premium or discount to be used in calculating the Applicable Rate (as defined in a supplement to the Prospectus with respect to the Securities) from time to time in effect if the Stock will have an adjustable dividend rate.

     A proposal confirmed in writing as provided in Section 4 hereof on behalf of a group of bidders shall give the names of the members in the group but may, at the time of such confirmation, omit the amounts or numbers of Securities to be purchased by the members of such group; but, in the case of such omission, the Representative, on behalf of the successful bidders, shall, and by the submission of such proposal agrees to, insert promptly in Exhibit A to the Form of Proposal, prior to its acceptance in writing by the Company and in any event within one hour after the time fixed for the submission of proposals, the respective amounts or numbers of Securities to be purchased severally by such bidders, all with the same force and effect as if the same had been included in such proposal at the time of the submission thereof.

     The Representative submitting a successful proposal may, forthwith upon discovery, correct any error which it has made in the proposal in specifying the bidders or the amount or number of Securities to be purchased by any bidder or bidders at a different amount or number than authorized by such bidder or bidders; and if, after all such corrections, a proposal is accepted which provides for the purchase of less than all or more than all of the Securities, the Representative submitting such proposal shall be deemed to have increased or decreased, as the case may be, to the extent of the discrepancy, the amount or number of Securities offered to be purchased by it. In case such Representative consists of two or more persons, such increase or decrease in the amount or number of Securities shall be allocated between or among them as they shall agree; provided that, if there shall be no such agreement, then such increase or decrease shall be allocated between or among them in proportion to the amount or number of Securities set forth opposite their respective names in Exhibit A attached to the Form of Proposal.








If in the case of a decrease the discrepancy is greater than the amount or number of Securities offered to be purchased by the Representative, then to the extent that the discrepancy is greater than such amount or number, the amount or number of Securities offered to be purchased by each other bidder shall be proportionately reduced. Any correction or adjustment in the amount or number of Securities or in the specification of any bidder made or provided for hereunder shall, for all purposes of the Purchase Contract, be or be deemed to have been reflected in Exhibit A attached to the Form of Proposal.

                   4.  SUBMISSION OF PROPOSALS

     All proposals must be submitted to the Company in accordance with such procedures and at such time or times on such day or days as shall be designated by the Company by notice in writing
or by telephone, confirmed in writing.   The Company in its
discretion may, but will not be obligated to, give any such notice to any prospective bidder who shall have furnished a questionnaire to the Company as provided in Section 2 hereof, or to the Representative of any group of prospective bidders designated as provided in Section 2 hereof, or to any other prospective bidders. The Company will designate in each such notice the principal amount of Bonds or the number of shares and par value per share of Stock, as the case may be, for which proposals are to be submitted at such time. Each such notice with respect to Bonds will also designate the term thereof, which shall be not more than 40 years. Each such notice with respect to Stock also will state whether there will be any sinking or purchase fund therefor and, if so, the terms and conditions thereof; and whether the Stock will have an adjustable dividend rate and, if so, (a) the minimum and maximum dividend rates, (b) the "Base Rate" to be used in calculating the "Initial Dividend Rate" and (c) the date through which the "Initial Dividend Rate" shall be in effect. In the event that the Company shall give notice that the Stock will have an adjustable dividend rate, the "Initial Dividend Rate", applicable only through the date designated by the Company in such notice, shall be the "Base Rate" so designated plus or minus the Applicable Rate Adjustment specified in the successful proposal.

     All proposals must be confirmed in writing on the appropriate Form of Proposal, signed by the Representative on behalf of the members of a group of bidders, or in the case of a single bidder by such bidder with appropriate changes in the text of the Form of Proposal.











     The Company reserves the right in its discretion from time to time to postpone any time for submission of proposals designated as provided herein.

     In compliance with paragraph (2) of Rule 515-4-1-.15 of the Utility Rules of the Georgia Public Service Commission applying to Stock and Bond Applications, prospective bidders are hereby advised that no bid is invited, nor will any bid be accepted, from any person who, prior to the submission of bids, has performed any service for compensation in connection with the issuance and sale of the Securities or who has received or will receive any fee or compensation in connection with the issuance and sale of the Securities (except as successful bidder), nor is any bid invited, nor will any bid be accepted, under which officers or directors of the Company would benefit from or share in the proceeds from the Securities.

             5.  ACCEPTANCE OR REJECTION OF PROPOSALS

     All proposals will be received by the Company in accordance with the procedures and at the time or times designated as provided in Section 4 hereof. Within three hours after each time designated for the submission of proposals, the Company (subject to the provisions of the next following paragraph) will by announcement accept the proposal which results in the lowest "annual cost of money" to it for the Bonds or Stock, as the case may be, determined by the Company in accordance with the formulae set forth in Section 6 hereof, and any proposal not so accepted within such time shall be deemed to have been rejected. Each proposal will be accepted or rejected in its entirety. In case the Company shall receive two or more proposals resulting in an identical lowest "annual cost of money" for the Bonds or Stock, as the case may be, the Company (subject to the provisions of the next following paragraph) will forthwith afford to the bidders making such identical proposals an opportunity to improve their bids. Thereupon, if no improved bid shall be made, or if two or more proposals again result in an identical lowest "annual cost of money" for the Bonds or Stock, as the case may be, the Company may accept any one of such proposals in its discretion. If in the case of identical proposals a bid is not being improved, the proposal submitted by the bidder or group of bidders making such proposal need not be resubmitted to be considered.

     The Company reserves the right (a) to reject all proposals at or after the submission thereof, and (b) to reject the proposal of any bidder or of any group of bidders (i) if such bidder or any member of such group of bidders is in such relationship with NationsBank of Georgia, National Association, or its direct or indirect parent companies, as would disqualify








said Bank from acting as Trustee under the Company's Indenture of Mortgage dated as of March 1, 1945, as supplemented, if the proposal of such bidder or group of bidders should be accepted;
(ii) if the Company, in the opinion of its counsel, may not lawfully sell the Bonds or Stock, as the case may be, to such bidder or to any member of such group of bidders and, in either of such events in the case of a group of bidders, if within one hour after the time at which the bids are required to be submitted, the member or members of such group causing such disqualification or illegality have not withdrawn from the group and the remaining members, including substituted members, if any, have not agreed to purchase the Bonds or Stock, as the case may be, which such withdrawing member or members had proposed to purchase; (iii) if, in the opinion of the Company, such bidder or group of bidders would not be able to comply with the terms of the Purchase Contract if such proposal were accepted; or (iv) if, in the opinion of counsel for the Company, the Company would not be able to comply with the terms of the Purchase Contract if such proposal were accepted. The proposal of any bidder or group of bidders rejected by the Company by reason of clause (b) of this paragraph shall be disregarded solely for the purpose of determining the proposal which results in the lowest "annual cost of money" for the Bonds or Stock, as the case may be.

     Prior to the acceptance by the Company of any proposal, the bidder or bidders thereunder will be furnished a copy of a prospectus relating to the Securities which meets the requirements of Section 10(a) of the Securities Act of 1933 at that time.

           6.  DETERMINATION OF "ANNUAL COST OF MONEY"

     The "annual cost of money" to the Company for the Securities will be determined by the Company, such determination by the Company to be final, as follows:

     The "annual cost of money" with respect to each proposal for the purchase of Bonds will be determined as twice the semi-annual rate necessary to discount the semi-annual debt service payments (interest or interest and principal, as due) to amounts which in the aggregate equal the purchase price for the Bonds, exclusive of accrued interest. For this purpose the entire principal amount of the Bonds shall be deemed to remain outstanding during the term thereof designated by the Company as provided in Section 4 hereof. The "annual cost of money" for each bid will be expressed as a percentage and will be rounded to the fourth decimal place.










     The "annual cost of money" with respect to each proposal for the purchase of Stock shall be determined by dividing the annual dollar amount of the dividend based upon the dividend rate specified in such proposal (or, if the Stock will have an adjustable dividend rate, the annual dollar amount of the dividend based upon a rate equal to the "Base Rate" designated by the Company plus or minus the Applicable Rate Adjustment specified in such proposal) by the price per share specified in such proposal to be paid to the Company after deducting the compensation per share to be paid by the Company.

            7.  DETERMINATION OF REDEMPTION PROVISIONS

     As soon as practicable after the acceptance in writing of a successful proposal for Bonds, the premiums payable upon redemption of the Bonds will be determined by the Company, such determination by the Company to be final, as follows:

          (a) The term "redemption period" shall mean the twelve months' period beginning on the first day of the calendar month during which the Bonds are issued, beginning with the calendar year during which the Bonds are issued, and ending on the last day of the preceding calendar month of the next succeeding calendar year.

          (b) The regular redemption price for the first redemption period shall be the initial public offering price of the Bonds (stated as a percentage of their principal amount) plus a percentage of their principal amount equal to the interest rate of the Bonds, such redemption price being hereinafter referred to as the "initial redemption price"; and for each redemption period thereafter, the regular redemption price, before any adjustment pursuant to paragraph (d) below, shall be the initial redemption price decreased for each one of such redemption periods by an amount equal to the Applicable Fraction (as defined below) of the excess of the initial redemption price over the principal amount until the redemption period, if any, for which the regular redemption price shall be reduced to the principal amount of the Bonds; provided that, if the regular redemption price for any redemption period as so calculated would be less than the special redemption price for the same redemption period calculated as hereinafter provided (except for any redemption period for which the regular redemption price would be reduced to the principal amount of the Bonds), then the regular redemption price for such period shall be increased to and shall be the same as the special redemption price for such period; in each case, together with accrued interest to the date fixed for redemption;








     provided, however, that, except as the Company may otherwise specify by notice, none of the Bonds shall be redeemed at a regular redemption price prior to a date five years from the first day of the calendar month during which the Bonds are issued if such redemption is for the purpose or in anticipation of refunding such Bond through the use, directly or indirectly, of funds borrowed by the Company at an effective interest cost to the Company (computed in accordance with generally accepted financial practice) of less than the effective interest cost to the Company of the Bonds. The term "Applicable Fraction", as used herein, means a fraction the numerator of which is one and the denominator of which is the lesser of (i) 20 and (ii) the term of the Bonds minus three; provided, however, that the denominator shall never be less than four.

          (c) The special redemption price for any redemption period shall be such amount as will produce a yield from the first day of the period to the date of maturity which will be equal to the yield to maturity calculated on the initial public offering price, a term equal to the term of the Bonds and the interest rate of the Bonds; provided that, if the yield to maturity, as so computed, does not result in a multiple of 1/100th of 1%, it shall be reduced to the next lower such multiple; and except that, for any redemption period for which the regular redemption price shall be the principal amount of the Bonds, the special redemption price for such period shall likewise be the principal amount of the Bonds; and except that, if the initial public offering price of the Bonds is the principal amount thereof or less, the special redemption price during all redemption periods shall be the principal amount of the Bonds; in each case, together with accrued interest to the date fixed for redemption.

          (d) For any period in which the excess of the redemption price over the principal amount is a multiple of 1/100th of 1% (determined by expressing the redemption price as a percentage and rounding to the fourth decimal place), the excess shall be the redemption premium; for each other period the excess increased to the next higher such multiple of 1/100th of 1% shall be the redemption premium; provided that the special redemption price shall never be more than the greater of the principal amount of the Bonds or the initial public offering price of the Bonds.

     The initial public offering price of the Bonds for the purpose of the above determinations shall be the price (exclusive of accrued interest) at which the Bonds are to be initially








offered for sale to the public by the successful bidder or bidders as set forth in the prospectus supplement to be prepared following the acceptance of a successful bid; provided, however, that in the event the successful bidder or bidders shall specify at the time of acceptance of the successful bid that they do not intend to make a public offering of the Bonds, the initial public offering price shall, for this purpose, be deemed to be the price (exclusive of accrued interest) to be paid by the successful bidder or bidders to the Company.

     As soon as practicable after the acceptance in writing of a successful proposal for Stock, the redemption prices of the Stock will be determined by the Company, such determination by the Company to be final, and shall be an amount equal to the initial public offering price of the Stock, plus an amount per share (expressed in dollars and cents) equal to (a) if the Stock will not have an adjustable dividend rate, the annual dividend if the date of redemption is on or prior to the fifth anniversary of the first day of the calendar month during which the Stock is issued (the "Key Date"), and without premium for redemptions thereafter, or (b) if the Stock will have an adjustable dividend rate, the annual dividend calculated based upon the "Initial Dividend Rate" if the date of redemption is on or prior to the fifth anniversary of the Key Date, and without premium for redemptions thereafter, to which shall be added accrued dividends in each case to the date of redemption; provided, however, that no share of the Stock shall be redeemed prior to the fifth anniversary of the Key Date, if such redemption is for the purpose or in anticipation of refunding such share directly or indirectly through the incurring of debt, or through the issuance of stock ranking equally with or prior to the Stock as to dividends or assets, if such debt has an effective interest cost to the Company (computed in accordance with generally accepted financial practice) or such stock has an effective dividend cost to the Company (so computed) of less than the effective dividend cost to the Company of the Stock (if the Stock will have an adjustable dividend rate, the effective dividend cost to the Company of the Stock to be based upon the "Initial Dividend Rate"). If any redemption price, as so computed, does not result in a multiple of one cent, it shall be increased to the next higher such multiple.

     The initial public offering price of the Stock for the purpose of the above determinations shall be the price (exclusive of accrued dividends, if any) at which the Stock is to be initially offered for sale to the public by the successful bidder or bidders as set forth in the prospectus supplement to be prepared following the acceptance of the successful bid.

         8.  PURCHASE CONTRACT AND PROSPECTUS SUPPLEMENT








     Forthwith upon the acceptance in writing of a proposal (a) the Purchase Contract shall become effective without any separate execution thereof and shall constitute the agreement between the Company and the successful bidder or bidders; (b) the successful bidder, or, in the case of a proposal by a group of bidders, the Representative on behalf of the successful bidders, shall furnish to the Company in writing the information regarding the bidders and the public offering, if any, as is required to complete a prospectus supplement and any further information regarding the bidders and the public offering, if any, which may be required by the Georgia Public Service Commission; and (c) upon performance by the successful bidder or bidders, and their Representative, of their obligations under Sections 3, 4 and 8 hereof, all rights of the Company and of the successful bidder or bidders under an accepted proposal shall be determined solely in accordance with the terms of the Purchase Contract.

            9.  OPINION OF COUNSEL FOR THE PURCHASERS

     Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, have been selected by the Company as counsel for the purchasers to give to each successful bidder or bidders an opinion with respect to the Bonds or Stock, as the case may be, substantially in the respective forms attached as Exhibit 3 to the Purchase Contract. Such counsel have participated in the preparation of certain of the documents under which the Securities are to be issued and have reviewed or will review the corporate proceedings with respect to the Securities and the proceedings before the Georgia Public Service Commission and the Securities and Exchange Commission and the orders of said commissions with respect to the Securities. Their compensation and disbursements are, under the terms of the Purchase Contract, to be paid by the successful bidder or bidders, except as otherwise provided in the Purchase Contract. Such counsel will, on request, advise any prospective bidder, or the Representative of any group of prospective bidders, of the amount of such compensation and of the estimated amount of such disbursements to be paid by the successful bidder or bidders for the Securities.



















                  10.  WAIVER OF IRREGULARITIES

     The Company reserves the right to waive any failure on the part of any bidder or group of bidders to comply with the terms and conditions hereof.

                              SAVANNAH ELECTRIC AND POWER COMPANY



                                   By ARTHUR M. GIGNILLIAT, JR.,
                                        President and Chief
                                        Executive Officer.






































